Exhibit 10.2

DIRECTOR COMPENSATION

All compensation values are in US $	Proposed AFTER EMERGENCE
Board Service

Annual Cash Retainer	$75,000
Board Meeting Fees	$0
Annual Equity Grant	$75,000

Chairman	$150,000 (additional)

Audit Committee Service

Chair Retainer	$25,000
Member Retainer	$0
Meeting Fee	$0

Other Committee Service

Chair retainer	$15,000
Member Retainer	$0
Meeting Fee	$0

Total Direct Compensation Simulations

Typical Director	$150,000
Typical Committee Chair	$165,000
Typical Audit Committee Chair	$175,000

Share Ownership guideline	1 X Annual Retainer within 3 years to be calculated at market value at time of testing